Maxim JPMorgan Growth & Income Portfolio Special Meeting of Shareholders (UNAUDITED)


A Special Meeting of Shareholders was held on July 2, 2001 at 8525 East Orchard Road, Greenwood Village, Colorado for the following purposes:

1. Approval of the adoption of an amended fundamental investment restriction regarding loans for the Growth & Income Portfolio. The votes cast in this matter were:

        For           74,765,112.38
        Against       2,769,078.24
        Abstain       14,768,417.26

2. Approval of the adoption of a corresponding amended fundamental investment restriction regarding loans for the Maxim JPMorgan Growth & Income Portfolio. The votes cast in this matter were:

        For           74,765,112.38
        Against       2,769,078.24
        Abstain       14,768,417.26

3. Approval of the election of eight Trustees of the Growth & Income Portfolio. The shareholders approved the election of each Trustee. The number of votes cast in this matter were:


                                    FOR            AGAINST       ABSTAIN
--------------------------------------------------------------------------------
William J. Armstrong                92,302,607.88    None          None
Roland R. Eppley                    92,302,607.88    None          None
Ann Maynard Gray                    92,302,607.88    None          None
Matthew Healey                      92,302,607.88    None          None
Fergus Reid, III                    90,456,555.72   1,846,052.16   None
James J. Schonbachler               92,302,607.88    None          None
Leonard M. Spalding, Jr.            92,302,607.88    None          None
H. Richard Vartabedian              92,302,607.88    None          None